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Exhibit 16.1

April 29, 2016

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C., USA
20549-7561

Dear Sirs/Madams:

We have read Item 16F of Banco Santander (Brasil) S.A’s Annual Report on Form 20-F for the year ended December 31, 2015, dated April 29, 2016 (the “Annual Report”), and have the following comments:

1.	We agree with the statements made in the first, second and fourth paragraphs of Item 16F of the Annual Report.

2.	We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours truly,

/s/ Deloitte Touche Tohmatsu

Auditores Independentes

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